SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 10, 2009

                         FIRST FEDERAL BANKSHARES, INC.
                         ------------------------------
               (Exact Name of Registrant as Specified in Charter)

       Delaware                    0-25509                     42-1485449
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(State or Other Jurisdiction)  (Commission File No.)        (I.R.S. Employer
      of Incorporation)                                     Identification No.)


329 Pierce Street, Sioux City, Iowa                              51101
-----------------------------------                              -----
(Address of Principal Executive Offices)                      (Zip Code)

Registrant's telephone number, including area code:  (712) 277-0200
                                                     --------------

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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1

4

Item 8.01.  Other Events

In recent weeks, Moody's Investor Service downgraded seven of the Company's fourteen trust preferred CDO securities and Fitch Ratings downgraded the remaining seven trust preferred CDO securities to speculative grade. As a result of these downgrades, Vantus Bank, the Company's bank subsidiary (the "Bank"), was required to apply a higher "risk weighting formula" to these securities when calculating its regulatory capital ratios. The formula calls for increasing the Bank's risk-weighted assets for these securities to $433.8 million, well above the $65.0 million in original par value held by the Company. Upon applying the higher level of risk weighted assets to the Bank's regulatory capital ratios, the calculated ratios as of March 31, 2009 were as follows: Tier I leverage ratio of 7.58% (which is above the adequately capitalized threshold of 4.00%); a Tier I risk-based capital ratio of 4.80% (which is above the adequately capitalized threshold of 4.00%); and a total risk-based capital ratio of 5.31% (which is below the adequately capitalized threshold of 8.00%).

As a result of these developments, the Company received notification on May 10, 2009 from the OTS that the Bank is considered significantly undercapitalized under the Prompt Corrective Action (PCA) capital categories and that the Bank must increase its capital and return to adequately capitalized status. The notification directed the Bank to prepare and submit a capital restoration plan to the OTS by June 15, 2009 that would return the Bank to adequately capitalized status by September 30, 2009. The Company must guarantee that the Bank will comply with its capital restoration plan until the Bank is adequately capitalized for four consecutive quarters. In addition, pursuant to the notification, the OTS imposed on the Bank a number of operating restrictions, including the following:

     o The Bank cannot make or pay any capital distributions without the prior written approval of the OTS;

     o The Bank's average total assets in any calendar quarter cannot exceed average assets during the preceding quarter unless the increase in assets in consistent with a capital restoration plan that has been accepted by the OTS;

     o The Bank may not acquire any interest in any company or insured depository institution, establish a new branch office, or engage in any new line of business;

     o    The Bank may not accept, renew or roll over any brokered deposit; and

     o The Bank may not pay any bonus to a senior executive officer or provide compensation to any senior executive officer exceeding that officer's average rate of compensation (excluding bonuses, stock options, and profit sharing) during the preceding 12 months, without prior written approval from the OTS.

A PCA Directive and a consent order formalizing the foregoing are expected from the OTS in the near future.

As part of its plan to improve its regulatory capital ratios, the Bank has engaged Sandler O'Neill & Partners, an investment banking firm, to advise the Company and the Bank with respect to strategic alternatives, including selected asset and branch sales, and capital raising initiatives. With respect to capital

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raising  initiatives,  the Company has engaged in substantive  discussions  with several private equity groups related to a potential equity investment in the Company. The Company has signed a letter of intent with one private equity group pursuant to which the group would make a significant equity investment in the Company. However, there can be no assurance that the Company will succeed in negotiating a definitive agreement for such a transaction. In addition, an investment in the Company by one or more private equity investors would result in substantial dilution to existing stockholders of the Company.

The Company anticipates a delay in the filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2009. The delay is due to additional time needed by the Company to assess the impact on the Company's financial statements of the downgrades of the trust preferred CDO securities and the issuance of the PCA notification. However, the Company anticipates that the downgrades will have a material adverse impact on its operating results for the period ended March 31, 2009. The Company intends to file the Form 10-Q immediately following the completion of its assessment.


Item 9.01. Financial Statements and Exhibits

          (a)  Not Applicable.

          (b)  Not Applicable.

          (c)  Not Applicable.

          (d)  Exhibit. None




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                           FIRST FEDERAL BANKSHARES, INC.



DATE: May 15, 2009           By:  /s/ Levon Mathews
                                  --------------------------
                                  Levon Mathews
                                  President and Chief Executive Officer